EXHIBIT 99.1
        SUPPLEMENTAL AGREEMENT OF AMERISTAR CASINOS, INC.


Ameristar Casinos, Inc. ("ACI") hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of any of the exhibits and schedules to Exhibit 10.12 to ACI's Annual Report on Form 10-K for the year ended December 31, 1996. Such Exhibit 10.12 includes a list setting forth a description of the omitted exhibits and schedules.

ACI further agrees to furnish supplementally to the Securities and Exchange Commission a copy of any of the following instruments defining the rights of holders of long-term debt issued by ACI or its subsidiaries:

     Promissory Note, dated November 22, 1976, from Cactus
     Pete's, Inc. ("CPI") to United States of America and related
     Credit Agreement.

     Promissory Note, dated October 7, 1983, from CPI to United
     States of America and related Credit Agreements.

     Promissory Note, dated December 28, 1995, from Ameristar Casino Council Bluffs, Inc. ("ACCBI") and General Electric Credit Corporation ("GECC") and related Preferred Ship Mortgage, Subordination and Intercreditor Agreement and Subordinations of Preferred Ship Mortgage; and Corporate Guaranty from ACI to GECC.

     Loan Agreement, dated December 12, 1995, between ACCBI, as borrower, ACI, as guarantor, and Wells Fargo Bank, N.A. (as the successor to First Interstate Bank of Nevada, N.A.), as lender ("WFB/FIB"); Promissory Note from ACCBI to WFB/FIB; and related Security Agreement and Ship Mortgage.

     Credit Agreement, dated June 27, 1996, between ACCBI and PDS
     Financial Corporation ("PDS"); Promissory Note from ACCBI to
     PDS; related Security Agreement; and Guaranty from ACI to
     PDS.

     Promissory Note, dated October 10, 1994, from Gem Air, Inc.
     to The CIT Group/Equipment Financing, Inc. and related
     Aircraft Security Agreement. (Contractually assumed obligation.)

     Business Loan Agreement, dated June 15, 1994, between Gem Air, Inc. and Bank of America Nevada; Amendment to Business Loan Agreement, dated November 15, 1994, between Gem Air, Inc. and Bank of America Nevada; and related Deed of Trust, Assignment of Rents, and Fixture Filing. (Contractually assumed obligation.)